Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

SECOND QUARTER 2022 FINANCIAL RESULTS

Englewood, Colorado, August 5, 2022- Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported second quarter 2022 results. Headlines include(1):

●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported second quarter 2022 financial results
◾	Revenue of $2.25 billion; increase of 4% year-over-year
◾	Net income of $292 million; diluted EPS of $0.07
◾	Adjusted EBITDA(2) of $679 million
◾	Year-to-date capital returns to SiriusXM stockholders of $1.6 billion
◾	SiriusXM reiterated full-year financial guidance on July 28th; expect positive full-year self-pay net subscriber additions
o	Liberty Media’s ownership of SiriusXM was 82.3% as of July 26th
o	From May 1st through July 31st, Liberty repurchased 2.4 million LSXMA/K shares at an average price per share of $38.84 for total cash consideration of $93 million
●	Attributed to Formula One Group
o	Announced extension of Australian Grand Prix through 2035
o	Secured renewal with Bandeirantes for exclusive broadcast rights in Brazil through 2025
o	Renewed deal with Netflix for fifth and sixth seasons of Drive to Survive
o	F1 reiterated commitment to be net-zero carbon by 2030 and to introduce 100% sustainable drop-in fuel with new engine formula in 2026
o	Repurchased $146 million face value of 1% FWONK cash convertible notes due 2023, effectively retiring 3.95 million underlying FWONK shares

●	Attributed to Braves Group
o	At the end of the second quarter, Braves attendance was up 23% compared to 2019 season
o	24 game sellouts as of All-Star break

“SiriusXM generated impressive financial results despite the challenges in the auto market. Live Nation continues to capitalize very well on the exceptional consumer demand for live experiences. Formula 1 is making the most of our growing worldwide popularity as evidenced by race attendance, TV viewership and engagement across platforms,” said Greg Maffei, Liberty Media President and CEO. “The Braves have played excellent baseball the past two months and have successfully driven attendance growth compared to 2019 off of an already high base.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2022 to the same period in 2021.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the second quarter of 2022. In the second quarter, approximately $7 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	2Q21	2Q22	% Change

	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$2,159	$2,254	4%
Total Liberty SiriusXM Group	$2,159	$2,254	4%
Operating Income (Loss)
SiriusXM	640	479	(25)%
Corporate and other	(6)	(7)	(17)%
Total Liberty SiriusXM Group	$634	$472	(26)%
Adjusted OIBDA(2)
SiriusXM	699	679	(3)%
Corporate and other	(2)	(4)	(100)%
Total Liberty SiriusXM Group	$697	$675	(3)%

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission. SiriusXM reported its stand-alone second quarter results on July 28, 2022.  For additional detail on SiriusXM’s financial results for the second quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by

SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and Live Nation.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the second quarter of 2022. In the second quarter, the Formula One Group incurred approximately $11 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“The Formula 1 2022 season continues to set records, as we’ve seen exciting action and unpredictable outcomes on the track. We are attracting fans in person and across all our platforms,” said Stefano Domenicali, Formula 1 President and CEO. “We are making meaningful progress working with all of our stakeholders including our teams, race promoters, the FIA and business partners towards our goal to hit net-zero carbon by 2030.”

	2Q21	2Q22

	amounts in millions
Formula One Group
Revenue
Formula 1	$501	$744
Total Formula One Group	$501	$744
Operating Income (Loss)
Formula 1	$(36)	$65
Corporate and other	(7)	(16)
Total Formula One Group	$(43)	$49
Adjusted OIBDA
Formula 1	$66	$154
Corporate and other	(3)	(8)
Total Formula One Group	$63	$146

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	2Q21	2Q22	% Change

	amounts in millions
Primary Formula 1 revenue	$464	$628	35%
Other Formula 1 revenue	37	116	214%
Total Formula 1 revenue	$501	$744	49%
Operating expenses (excluding stock-based compensation included below):
Team payments	(308)	(368)	(19)%
Other cost of Formula 1 revenue	(90)	(166)	(84)%
Cost of Formula 1 revenue	$(398)	$(534)	(34)%
Selling, general and administrative expenses	(37)	(56)	(51)%
Adjusted OIBDA	$66	$154	133%
Stock-based compensation	(5)	(1)	80%
Depreciation and Amortization(a)	(97)	(88)	9%
Operating income (loss)	$(36)	$65	NM

Number of races in period	7	7

a)	Includes $90 million and $81 million of amortization related to purchase accounting as of June 30, 2021 and June 30, 2022, respectively, that is excluded from calculations for purposes of team payments.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees and (iii) sponsorship fees.

There were seven races held in the second quarters of both 2022 and 2021. Throughout 2021 and particularly in the first half of the season, attendance at races was limited due to the pandemic, and the Paddock Club did not operate in the first half. F1 does not expect its results in 2022 to be impacted by such capacity limitations, though fan attendance continues to be assessed by relevant government authorities on a race-by-race basis. Throughout the first half of the 2022 season, F1 has experienced record attendance in both grandstands and the Paddock Club. There are currently 22 events scheduled for the 2022 race calendar.

Primary F1 revenue increased in the second quarter with growth across race promotion, media rights and sponsorship. Race promotion revenue increased due to higher fees generated from the different mix of events held and contractual increases in fees. Media rights increased due to growth in F1 TV subscription revenue and increased fees under new and renewed contractual agreements. Sponsorship revenue increased due to the recognition of revenue from new sponsors and higher race-specific revenue generated from the different mix of events held. There is a slightly higher proportionate recognition of season-based media rights and sponsorship income recognized during the quarter as 7/22 of revenue was recognized in the second quarter of 2022 compared to 7/23 of revenue recognized in the second quarter of 2021 before the reduction of the 2021 race calendar to 22 races was confirmed.

Other F1 revenue increased in the second quarter primarily due to an increase in freight revenue driven by the increased number of events held outside of Europe and inflation in underlying costs, as well as higher hospitality revenue generated from the Paddock Club, which F1 operated at 5 races in the second quarter of 2022 but was unable to operate in the prior year period.

Operating income and adjusted OIBDA increased in the second quarter. Cost of F1 revenue increased compared to the prior year due to the higher pro rata recognition of team payments across the race season with costs recognized over 22 races compared to 23 races in the prior year period. Other cost of F1 revenue is largely variable in nature and mostly relates to revenue opportunities. These costs increased in the second quarter driven by higher freight costs as well as the impact of a greater scope of activities able to be undertaken compared to the pandemic-affected second quarter of 2021, including operating the Paddock Club. Selling, general and administrative expense increased in the second quarter due to higher personnel and IT costs and increased legal and other advisory fees.

The Liberty SiriusXM Group holds an approximate 2.2% intergroup interest (5.3 million notional shares) in the Formula One Group as of July 31, 2022. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying this intergroup interest, the Formula One Group outstanding share count as of July 31, 2022 would have been 238 million.

The businesses and assets attributed to the Formula One Group consist of Liberty Media’s subsidiary F1, its interest in Liberty Media Acquisition Corporation, other minority investments and an inter-group interest in the Braves Group.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the second quarter of 2022. In the second quarter, approximately $2 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	2Q21	2Q22

	amounts in millions
Braves Group
Revenue
Corporate and other	$216	$260
Operating Income
Corporate and other	$31	$35
Adjusted OIBDA
Corporate and other	$53	$55

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

	2Q21	2Q22	% Change

	amounts in millions
Baseball revenue	$204	$247	21%
Development revenue	12	13	8%
Total revenue	216	260	20%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(142)	(175)	(23)%
Selling, general and administrative expenses	(20)	(28)	(40)%
Adjusted OIBDA	$54	$57	6%
Stock-based compensation	(2)	(2)	—%
Depreciation and Amortization	(20)	(18)	10%
Operating income	$32	$37	16%

Number of home games in period	42	41

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) shared Major League Baseball revenue streams, including national broadcast rights and licensing. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income.

There were 41 home games played in the second quarter of 2022, compared to 42 played in the prior year period. The first Braves game of the 2022 regular season was played on April 7th at full capacity. The 2021 regular season began with fans in attendance at 33% capacity for the first home game beginning April 9th, which increased to 50% capacity beginning April 23rd and further expanded to full capacity beginning May 7th. A full 162 game schedule is expected to be played in 2022.

Baseball revenue increased in the second quarter due to increased capacity and ticket demand at both regular season and Spring Training games, as well as additional special events held at the ballpark compared to the period year period. Development revenue increased during the second quarter due to a reduction in deferred payment arrangements and increases in rental income from various new lease commencements.

Operating income and adjusted OIBDA increased in the second quarter. Revenue growth more than offset increased operating costs due to higher player salaries, more normalized levels of facility and game day expenses, increased revenue sharing expenses and increases in personnel costs. Selling, general and administrative expense increased primarily due to increased special event expenses, increased marketing initiatives and higher personnel costs.

The Formula One Group holds an approximate 11.0% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group holds an approximate 3.7% intergroup interest (2.3 million notional shares) in the Braves Group as of July 31, 2022. These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of July 31, 2022 would have been 62 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From May 1, 2022 through July 31, 2022, Liberty SiriusXM Group repurchased approximately 1.6 million Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $38.64 for total cash consideration of $62 million and repurchased approximately 793 thousand Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $39.26 for total cash consideration of $31 million.

The total remaining repurchase authorization for Liberty Media as of August 1, 2022 is $1.1 billion and can be applied to repurchases of common shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)	Liberty Media will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.D.T.) on August 5, 2022. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended June 30, 2022.

Fair Value of Corporate Public Holdings

(amounts in millions)	3/31/2022	6/30/2022
Liberty SiriusXM Group
Live Nation Investment(a)	8,193	5,751
Total Liberty SiriusXM Group	$8,193	$5,751
Formula One Group
Other Monetizable Public Holdings(b)	162	106
Total Formula One Group	$162	$106
Braves Group	N/A	N/A
Total Liberty Media	$8,355	$5,857

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $72 million and $112 million as of March 31, 2022 and June 30, 2022, respectively.
b)	Represents the carrying value of other public holdings that are accounted for at fair value. Excludes intergroup interests.

Fair Value of Intergroup Assets and Liabilities

The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the unrealized gain (loss) on the intergroup interest line item in the unaudited attributed condensed consolidated statements of operations. The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of Liberty Media’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

	Attributed
	as of June 30, 2022
	Liberty				Formula
	SiriusXM		Braves		One
	Group		Group		Group

(amounts in millions)	Notional Shares	Value	Notional Shares	Value	Notional Shares	Value
Braves Group intergroup interests	2.3	$58	(9.1)	$(221)	6.8	$163
Formula One Group intergroup interest	5.3	$305			(5.3)	$(305)

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2022	6/30/2022
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(a)	$710	$494
Formula One Group(b)	2,265	1,944
Braves Group(c)	311	207
Total Consolidated Cash and Cash Equivalents (GAAP)	$3,286	$2,645

Debt:
SiriusXM senior notes(d)	$8,750	$8,750
Pandora convertible senior notes	193	193
1.375% cash convertible notes due 2023(e)	1,000	1,000
2.125% SiriusXM exchangeable senior debentures due 2048(e)	388	387
2.75% SiriusXM exchangeable senior debentures due 2049(e)	586	586
0.5% Live Nation exchangeable senior debentures due 2050(e)	920	920
SiriusXM margin loan	875	875
Live Nation margin loan	250	—
Other subsidiary debt(f)	981	1,010
Total Attributed Liberty SiriusXM Group Debt	$13,943	$13,721
Unamortized discount, fair market value adjustment and deferred loan costs	738	182
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$14,681	$13,903

1% cash convertible notes due 2023(e)	386	240
Formula 1 term loan and revolving credit facility	2,902	2,902
Other corporate level debt	68	66
Total Attributed Formula One Group Debt	$3,356	$3,208
Fair market value adjustment	339	172
Total Attributed Formula One Group Debt (GAAP)	$3,695	$3,380
Formula 1 leverage(g)	3.7x	3.0x

Atlanta Braves debt	678	602
Total Attributed Braves Group Debt	$678	$602
Deferred loan costs	(3)	(3)
Total Attributed Braves Group Debt (GAAP)	$675	$599

Total Liberty Media Corporation Debt (GAAP)	$19,051	$17,882

a)	Includes $76 million and $126 million of cash held at SiriusXM as of March 31, 2022 and June 30, 2022, respectively.

b)	Includes $835 million and $935 million of cash held at Formula 1 as of March 31, 2022 and June 30, 2022, respectively.
c)	Excludes restricted cash held in reserves pursuant to the terms of various financial obligations of $26 million and $66 million as of March 31, 2022 and June 30, 2022, respectively.
d)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
e)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
f)	Includes SiriusXM revolving credit facility and term loan.
g)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Liberty Media, SiriusXM, Formula 1 and Braves Holdings are in compliance with their debt covenants as of June 30, 2022.

Total cash and cash equivalents attributed to Liberty SiriusXM Group decreased $216 million in the second quarter as cash from operations and net borrowings at SiriusXM were more than offset by return of capital at both SiriusXM and Liberty SiriusXM Group and net debt repayment at Liberty SiriusXM Group. Included in the cash and cash equivalents balance attributed to Liberty SiriusXM Group at June 30, 2022 is $126 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance. Liberty SiriusXM Group received $70 million of dividends from SiriusXM during the quarter.

Total debt attributed to Liberty SiriusXM Group decreased $222 million during the quarter due to net debt repayment at Liberty SiriusXM Group as the balance on the Live Nation margin loan was fully repaid. On May 9, 2022, the Live Nation margin loan was amended, replacing the delayed draw term loan with a $400 million revolving line of credit and extending the maturity to May 9, 2025, among other modifications. Nine million shares of Live Nation common stock remain pledged as collateral to the margin loan.

Total cash and cash equivalents attributed to the Formula One Group decreased $321 million during the quarter as cash from operations at F1 was more than offset by the $241 million land purchase at the Formula One Group in support of the 2023 Las Vegas Grand Prix and net debt repayment. Total debt at Formula One Group decreased $148 million in the second quarter. Liberty repurchased $146 million face value of 1% FWONK cash convertible notes due 2023, effectively repurchasing 3.95 million shares of FWONK underlying the retired bonds for approximately $240 million.

Total cash and cash equivalents attributed to the Braves Group decreased $104 million during the quarter as cash from operations was more than offset by net debt repayment, increases in restricted cash and capital expenditures for the continued expansion of the mixed-use development. Total debt attributed to the Braves Group decreased $76 million in the quarter driven by debt repayment under the MLB league wide credit facility.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.D.T.) on August 5, 2022.  The call can be accessed by dialing (800) 458-4121 or (720) 543-0206, passcode 9770830 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, subscriber and financial guidance, Formula 1’s race calendar and new races, capacity limitations, plans regarding stock repurchases, the Battery Atlanta mixed-use development and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, continued access to capital on terms acceptable to Liberty Media, changes in law, including consumer protection laws, and their enforcement, the impact of COVID-19, including on general market conditions, the ability of Formula 1, the Braves and Live Nation to hold live events and fan attendance at such events and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

June 30, 2022 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$494	207	1,944	—	2,645
Trade and other receivables, net	660	74	89	—	823
Other current assets	348	81	229	—	658
Total current assets	1,502	362	2,262	—	4,126
Intergroup interests	363	—	163	(526)	—
Investments in affiliates, accounted for using the equity method	823	115	28	—	966

Property and equipment, at cost	2,886	1,002	451	—	4,339
Accumulated depreciation	(1,768)	(254)	(91)	—	(2,113)
	1,118	748	360	—	2,226

Intangible assets not subject to amortization
Goodwill	15,209	176	3,956	—	19,341
FCC licenses	8,600	—	—	—	8,600
Other	1,242	124	—	—	1,366
	25,051	300	3,956	—	29,307
Intangible assets subject to amortization, net	1,190	20	3,335	—	4,545
Other assets	1,105	64	1,466	(45)	2,590
Total assets	$31,152	1,609	11,570	(571)	43,760

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$7	(9)	2	—	—
Accounts payable and accrued liabilities	1,372	71	271	—	1,714
Current portion of debt	387	80	444	—	911
Deferred revenue	1,432	131	426	—	1,989
Other current liabilities	66	4	25	—	95
Total current liabilities	3,264	277	1,168	—	4,709
Long-term debt	13,516	519	2,936	—	16,971
Deferred income tax liabilities	2,240	58	—	(45)	2,253
Redeemable intergroup interests	—	221	305	(526)	—
Other liabilities	565	177	152	—	894
Total liabilities	19,585	1,252	4,561	(571)	24,827
Redeemable noncontrolling interests in equity of subsidiary	—	—	576	—	576
Equity / Attributed net assets	8,411	357	6,408	—	15,176
Noncontrolling interests in equity of subsidiaries	3,156	—	25	—	3,181
Total liabilities and equity	$31,152	1,609	11,570	(571)	43,760

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2022 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,254	—	—	2,254
Formula 1 revenue	—	—	744	744
Other revenue	—	260	—	260
Total revenue	2,254	260	744	3,258
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	711	—	—	711
Programming and content(1)	152	—	—	152
Customer service and billing(1)	126	—	—	126
Other(1)	58	—	—	58
Cost of Formula 1 revenue	—	—	534	534
Subscriber acquisition costs	91	—	—	91
Other operating expenses(1)	72	175	—	247
Selling, general and administrative(1)	419	33	68	520
Impairment, restructuring and acquisition costs, net of recoveries	1	—	—	1
Depreciation and amortization	152	17	93	262
	1,782	225	695	2,702
Operating income (loss)	472	35	49	556
Other income (expense):
Interest expense	(125)	(6)	(30)	(161)
Share of earnings (losses) of affiliates, net	54	8	(1)	61
Realized and unrealized gains (losses) on financial instruments, net	296	1	83	380
Unrealized gains (losses) on intergroup interests	(35)	35	—	—
Other, net	4	1	17	22
	194	39	69	302
Earnings (loss) from continuing operations before income taxes	666	74	118	858
Income tax (expense) benefit	(168)	(10)	(6)	(184)
Net earnings (loss)	498	64	112	674
Less net earnings (loss) attributable to the noncontrolling interests	51	—	2	53
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(1)	(1)
Net earnings (loss) attributable to Liberty stockholders	$447	64	111	622

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	2	—	—	2
Other	2	—	—	2
Other operating expenses	9	—	—	9
Selling, general and administrative	29	3	4	36
Stock compensation expense	$50	3	4	57

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,159	—	—	2,159
Formula 1 revenue	—	—	501	501
Other revenue	—	216	—	216
Total revenue	2,159	216	501	2,876
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	663	—	—	663
Programming and content(1)	135	—	—	135
Customer service and billing(1)	127	—	—	127
Other(1)	58	—	—	58
Cost of Formula 1 revenue	—	—	398	398
Subscriber acquisition costs	89	—	—	89
Other operating expenses(1)	66	142	—	208
Selling, general and administrative(1)	374	24	47	445
Impairment, restructuring and acquisition costs, net of recoveries	(137)	—	—	(137)
Depreciation and amortization	150	19	99	268
	1,525	185	544	2,254
Operating income (loss)	634	31	(43)	622
Other income (expense):
Interest expense	(123)	(6)	(29)	(158)
Share of earnings (losses) of affiliates, net	(70)	8	14	(48)
Realized and unrealized gains (losses) on financial instruments, net	86	(1)	70	155
Unrealized gains (losses) on intergroup interests	22	1	(23)	—
Other, net	8	1	4	13
	(77)	3	36	(38)
Earnings (loss) from continuing operations before income taxes	557	34	(7)	584
Income tax (expense) benefit	(125)	(9)	78	(56)
Net earnings (loss)	432	25	71	528
Less net earnings (loss) attributable to the noncontrolling interests	95	—	16	111
Net earnings (loss) attributable to Liberty stockholders	$337	25	55	417

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	2	—	—	2
Other	2	—	—	2
Other operating expenses	7	—	—	7
Selling, general and administrative	31	3	7	41
Stock compensation expense	$50	3	7	60

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2022 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$842	51	77	970
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	304	35	183	522
Stock-based compensation	99	6	7	112
Share of (earnings) loss of affiliates, net	(36)	(12)	1	(47)
Unrealized (gains) losses on intergroup interests, net	15	(36)	21	—
Realized and unrealized (gains) losses on financial instruments, net	(357)	(6)	(76)	(439)
Deferred income tax expense (benefit)	161	(6)	26	181
Intergroup tax allocation	65	13	(78)	—
Intergroup tax (payments) receipts	(42)	9	33	—
Other charges (credits), net	(13)	(11)	(10)	(34)
Changes in operating assets and liabilities
Current and other assets	11	(8)	(117)	(114)
Payables and other liabilities	(162)	65	167	70
Net cash provided (used) by operating activities	887	100	234	1,221
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(1)	(5)	(3)	(9)
Cash proceeds from dispositions	50	47	51	148
Cash (paid) received for acquisitions, net of cash acquired	(137)	—	—	(137)
Capital expended for property and equipment, including internal-use software and website development	(196)	(8)	(251)	(455)
Other investing activities, net	4	—	74	78
Net cash provided (used) by investing activities	(280)	34	(129)	(375)
Cash flows from financing activities:
Borrowings of debt	2,634	40	—	2,674
Repayments of debt	(2,320)	(138)	(243)	(2,701)
Liberty stock repurchases	(319)	—	(37)	(356)
Subsidiary shares repurchased by subsidiary	(415)	—	—	(415)
Cash dividends paid by subsidiary	(217)	—	—	(217)
Taxes paid in lieu of shares issued for stock-based compensation	(71)	—	26	(45)
Other financing activities, net	(3)	(7)	27	17
Net cash provided (used) by financing activities	(711)	(105)	(227)	(1,043)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(8)	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	(104)	29	(130)	(205)
Cash, cash equivalents and restricted cash at beginning of period	606	244	2,074	2,924
Cash, cash equivalents and restricted cash at end of period	$502	273	1,944	2,719

Cash and cash equivalents	$494	207	1,944	2,645
Restricted cash included in other current assets	—	56	—	56
Restricted cash included in other assets	8	10	—	18
Total cash and cash equivalents and restricted cash at end of period	$502	273	1,944	2,719

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2021 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$470	(34)	78	514
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	299	34	199	532
Stock-based compensation	104	6	13	123
Non-cash impairment and restructuring costs	245	—	—	245
Share of (earnings) loss of affiliates, net	183	(11)	(29)	143
Unrealized (gains) losses on intergroup interests, net	(32)	27	5	—
Realized and unrealized (gains) losses on financial instruments, net	—	(1)	(105)	(106)
Deferred income tax expense (benefit)	(13)	(3)	(85)	(101)
Intergroup tax allocation	2	2	(4)	—
Other charges (credits), net	(2)	3	2	3
Changes in operating assets and liabilities
Current and other assets	(90)	2	(88)	(176)
Payables and other liabilities	(291)	23	326	58
Net cash provided (used) by operating activities	875	48	312	1,235
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(61)	—	(124)	(185)
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Cash proceeds from dispositions	—	2	167	169
Cash (paid) received for acquisitions, net of cash acquired	(14)	—	—	(14)
Capital expended for property and equipment, including internal-use software and website development	(164)	(19)	(7)	(190)
Other investing activities, net	4	—	37	41
Net cash provided (used) by investing activities	(235)	(17)	(502)	(754)
Cash flows from financing activities:	—	—	—	—
Borrowings of debt	3,722	72	—	3,794
Repayments of debt	(2,270)	(53)	(190)	(2,513)
Liberty stock repurchases	(243)	—	—	(243)
Subsidiary shares repurchased by subsidiary	(856)	—	—	(856)
Cash dividends paid by subsidiary	(28)	—	—	(28)
Taxes paid in lieu of shares issued for stock-based compensation	(44)	—	(1)	(45)
Proceeds from initial public offering of subsidiary	—	—	575	575
Settlement of intergroup call spread	(384)	—	384	—
Other financing activities, net	5	(4)	(35)	(34)
Net cash provided (used) by financing activities	(98)	15	733	650
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(2)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	542	46	541	1,129
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$1,550	231	2,225	4,006

Cash and cash equivalents	$1,542	168	2,225	3,935
Restricted cash included in other current assets	—	49	—	49
Restricted cash included in other assets	8	14	—	22
Total cash and cash equivalents and restricted cash at end of period	$1,550	231	2,225	4,006

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended June 30, 2021 and June 30, 2022, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q21	2Q22
Liberty SiriusXM Group
Operating Income	$634	$472
Depreciation and amortization	150	152
Stock compensation expense	50	50
Impairment, restructuring and acquisition costs, net of recoveries (a)	(137)	1
Adjusted OIBDA	$697	$675

Formula One Group
Operating Income (Loss)	$(43)	$49
Depreciation and amortization	99	93
Stock compensation expense	7	4
Adjusted OIBDA	$63	$146

Braves Group
Operating Income	$31	$35
Depreciation and amortization	19	17
Stock compensation expense	3	3
Adjusted OIBDA	$53	$55

Liberty Media Corporation (Consolidated)
Operating Income	$622	$556
Depreciation and amortization	268	262
Stock compensation expense	60	57
Impairment, restructuring and acquisition costs, net of recoveries (a)	(137)	1
Adjusted OIBDA	$813	$876

(a)	During the three months ended June 30, 2021, SiriusXM recorded insurance recoveries related to the SXM-7 satellite of $140 million and acquisition and restructuring costs of $3 million. These charges have been excluded from adjusted OIBDA.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) loss on extinguishment of debt, (ii) share-based payment expense, (iii) impairment, restructuring and acquisition costs, (iv) legal settlements/reserves and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of the legal settlements and reserves, impairment, restructuring and acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of its normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	June 30,
	2021	2022
($ in millions)
Net income:	$433	$292
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs(a)	(136)	1
Share-based payment expense	47	47
Depreciation and amortization	131	135
Interest expense	103	104
Other expense (income)	(5)	4
Income tax (benefit) expense	127	96
Adjusted EBITDA	$700	$679

(a)	During the three months ended June 30, 2021, SiriusXM recorded insurance recoveries related to the SXM-7 satellite of $140 million and acquisition and restructuring costs of $3 million. These charges have been excluded from adjusted OIBDA.